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                                                                      EXHIBIT 12



                          ALLIED WASTE INDUSTRIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT FOR RATIOS)


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

                                                                           Nine Months
                                                                       Ended September 30,
                                                                  ---------------------------
                                                                      1996            1997
                                                                  ------------   ------------
                                                                          (unaudited)
Fixed Charges:
   Interest expensed .......................................      $  6,996          $  70,860
   Interest capitalized ....................................        10,013             24,868
                                                                  --------          ---------
       Total interest expense ..............................        17,009             95,728
Interest component of rent expense .........................         1,255              2,725
Amortization of debt issuance costs ........................           438              2,978
                                                                  --------          ---------
       Total Fixed Charges .................................      $ 18,702          $ 101,431
                                                                  ========          =========

Earnings:
   Income from continuing operations
       before income taxes .................................      $ 19,747          $  58,408
   Plus fixed charges ......................................        18,702            101,431
   Less interest capitalized ...............................       (10,013)           (24,868)
                                                                  --------          ---------
       Total Earnings ......................................      $ 28,436          $ 134,971
                                                                  ========          =========

Ratio of earnings to fixed charges .........................         1.52X              1.33X
                                                                  ========          =========
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